Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective March 30, 2026 (the “Effective Date”), is made by and between NWPX Infrastructure, Inc. (“Employer” or the “Company”), and Michael Wray (“Employee”). Employer and Employee are sometimes collectively referred to herein as the “Parties.”

RECITALS

Employer desires to continue to employ Employee as its Executive Vice President (“EVP”) and to obtain assurance that Employee will continue to protect Employer’s Confidential Information (as defined in Section 7.1), including its trade secrets, and will not solicit its clients or its other employees during Employee’s term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement. Employee is willing to accept continued employment as EVP on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the Parties agree as follows:

1.            Employment. Employer hereby employs Employee, and Employee agrees to be employed by Employer, as EVP. Employee’s duties, authorities, and responsibilities shall include those duties, authorities, and responsibilities that are customary and commensurate with the duties, authorities, and responsibilities of persons in similar capacities in similarly sized companies that are not inconsistent with Employee’s position as EVP, subject to the power and authority of Employer to expand or limit such duties, responsibilities, functions and authority.

1.1    Duties. Employee shall report to the Chief Executive Officer (the “CEO”). Employee shall devote their working time, ability, attention and efforts to perform their duties, together with such other duties as may from time-to-time be reasonably requested by Employer. Employee shall perform their duties faithfully, diligently, to Employee’s ability, and in the interest of Employer. Employee’s employment shall be governed by all written employment policies, procedures and handbooks that may be adopted by Employer and are applicable to executives employed by Employer, as the same may be modified from time to time, except to the extent those policies, procedures and handbooks are inconsistent with the terms of this Agreement, in which case this Agreement shall control. In performing their duties, Employee shall fully comply with Employer’s written material policies, any other agreements they have with Employer, and all applicable laws.

1.2    Exclusive Services. During Employee’s employment, Employee will not engage in any employment, consulting, or other business activity, including any activity that would impair Employee’s ability to act and exercise judgement in the interest of Employer, which, in the reasonable judgment of Employer, conflicts with the duties of Employee under this Agreement.

1.3    Term of Employment. The Company and Employee acknowledge that Employee’s employment with the Company is at-will. Accordingly, either the Company or Employee may terminate the employment relationship at any time, with or without Cause, subject to the notice and severance provisions set forth in this agreement.

For the purposes of administering the compensation, benefit, and severance provisions of this Agreement, the period beginning on the Effective Date and ending on the two (2)-year anniversary thereof shall be referred to as the (“Initial Term”) unless Employee’s employment is terminated earlier in accordance with Section 4.

Following the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”) unless either the Company or the Employee provides written notice of non-renewal to the other party at least thirty (30) days prior to the end of the then-current term. Any such non-renewal shall not alter the at-will nature of the Employee’s employment with the Company.

1.4    Place of Performance. The principal place of Employee’s employment shall be the Company’s corporate office or, as approved by the Company, a remote work location; provided, however, that the Company reserves the right to change the Employee’s principal place of employment at its discretion, including requiring the Employee to work from the corporate office or another Company location.

2.            Compensation.

2.1         Base Salary. Employer shall pay to Employee a base salary at an annual rate of $450,000.00, subject to withholdings and deductions as required or permitted by law (“Base Salary”), which shall be payable in accordance with Employer’s regular payroll practices. Employee’s position with Employer shall be considered exempt for the purposes of federal and state wage and hour law, and Employee shall not be eligible for overtime pay. Employee’s Base Salary will be reviewed annually by Employer’s Compensation Committee. Employer retains full discretion to determine if increase is to be provided and the amount of any increase.

2.2         Short-Term Incentive Plan. Employee is eligible to participate in the Company’s short-term incentive plan, the details of which are reviewed and approved by the Compensation Committee on an annual basis.

2.3.         Long-Term Incentive Plan. Employee is eligible to participate in the Company’s long-term incentive plan, the details of which are reviewed and approved by the Compensation Committee on an annual basis.

3.            Other Benefits.

3.1    Benefits. Employee will be eligible to participate in all benefit programs established by Employer that are applicable to personnel on a basis commensurate with Employee’s position and in accordance with Employer’s policies or plans as may be issued from time to time.

3.2    Paid Time Off. Employee is eligible to participate in the Company’s Executive Vacation Policy.

3.3    Expenses. Employer will reimburse Employee in accordance with Employer’s policies and procedures for reasonable expenses necessarily incurred in the performance of Employee’s duties, provided that all such reimbursements shall comply with Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time (the “Code”).

4.            Termination. Employee’s employment and this Agreement may be terminated: (i) by Employer with or without Cause (as defined below); (ii) by Employer due to Employee’s death or Disability (as defined below); or (iii) by Employee. The party seeking to terminate employment must provide written notice of its intent to terminate consistent with this Section 4, citing the specific Section of this Agreement upon which the party is relying and the effective date of termination (“Termination Date”).

4.1    Termination by Employer for Cause. Employer shall have the right, at its option, to immediately terminate Employee’s employment and this Agreement for Cause.

(i)         “Cause” means any of the following, as reasonably determined by Employer:

a)    any material breach of this Agreement by Employee;

b)    Employee’s refusal or repeated failure to perform, or gross negligence (defined as extreme indifference to or reckless disregard for Employee’s obligations, duties, loyalties, or responsibilities to Employer) in performing, those assigned job responsibilities which are reasonably consistent with the duties of Employee’s position including any deliberate or grossly negligent disregard of the written rules or policies of Employer;

c)    Employee’s engagement in any dishonesty, excluding unintentional or minor acts or omissions, with respect to Employer (including without limitation acceptance of any bribes or kickbacks or other acts of self-dealing), fraud, embezzlement, theft, misappropriation of funds or other assets of Employer, or an undisclosed conflict of interest that can reasonably be expected to have a material adverse effect on the affairs of Employer or, in Employer’s discretion, would tend to impugn Employee’s reputation or the reputation of Employer;

d)    Employee’s commission of an intentional act, or intentional failure to act, that is materially detrimental to the reputation, character or standing of Employer, constitutes disloyalty, dishonesty or intentional breach of fiduciary duty to Employer, or that otherwise materially jeopardizes or compromises Employer’s business relationships or performance or, in Employer’s discretion, impugns Employee’s reputation or the reputation of Employer; or

e)    the unauthorized disclosure by Employee of any Confidential Information or trade secret of Employer.

For the avoidance of doubt, unless accompanied by conduct falling under one of the categories set forth in this Section 4.1(i), “Cause” does not include (1) differences of opinion with respect to strategy or implementation of business plans, (2) the success or lack of success of any such strategy or implementation, or (3) any failure to achieve any performance targets, whether relating to Employee, Employer, or otherwise.

(ii)  Notwithstanding the foregoing, the conduct described in Sections 4.1(i)(a) and (b) shall not constitute Cause unless: (A) Employer has delivered to Employee written notice identifying the conduct deemed to qualify as Cause; and (B) Employee fails to take sufficient remedial action to cure the conduct, as reasonably determined by Employer, within thirty (30) days after delivery of the notice.

4.2    Termination Due to Employee’s Death or Disability. Employee’s employment will automatically terminate upon Employee’s death. Employer may terminate this Agreement because of Employee’s Disability by delivering written notice to Employee stating the Termination Date. Employer’s decision to terminate because of Disability shall be based on its good faith determination that Employee is unable, as a result of physical or mental illness, to perform the essential functions of their position, despite reasonable accommodation, for one hundred eighty (180) consecutive days during any twelve (12)-month period (“Disability”). Employer’s determination of Disability will consider any reasonable accommodation that Employer may provide without undue hardship and any other considerations required by law. For the avoidance of doubt, a termination due to Employee’s death or Disability shall not be considered a Termination by Employer without Cause for purposes of Severance, as set forth in Section 5.2.

4.3    Termination by Employer Without Cause. Employer may terminate Employee’s employment and this Agreement without Cause by delivering at least thirty (30) days prior written notice stating the Termination Date. During the period between the delivery of the notice of termination and the Termination Date (“Notice Period”), Employee’s employment shall continue, and Employee shall continue to perform their duties and cooperate in the orderly transition of their duties. Employer may, at its option, pay Employee’s then-current Base Salary for the Notice Period and excuse them from any further duties during the Notice Period.

4.4    Termination by Employer following Shareholder Approval or Change in Control. If a Change in Control occurs at any time after the earlier of Shareholder Approval, if applicable, or the Change in Control and on or before the second anniversary of the Change in Control, Employee’s employment with Employer is terminated, Employee shall be entitled to the benefits provided in Section 5 hereof unless such termination is (a) because of Employee’s death, (b) by the Employer for Cause or Disability or (c) by Employee other than for Good Reason.

For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)     the date any one person, or more than one person acting as a group, acquires, whether by merger, consolidation or otherwise, ownership of the capital stock of Employer that constitutes more than fifty percent (50%) of the total voting power of the outstanding capital stock of Employer;

(ii)    the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions;

(iii)    the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(iv)    the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election

For purposes of this definition of a Change in Control, the term “person” shall mean and include an individual, a trust, an estate, a partnership, a limited liability company, an association, a company or corporation, other than the Company or any employee benefit plan(s) sponsored by the Company.

For purposes of this definition of a Change in Control, the term “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the ownership of a substantial portion of the Company’s assets or a change in the effective control of the Company under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

4.5    Retirement. Employee may voluntarily retire from employment with the Company by providing Employer with written notice of retirement at least ninety (90) days prior to the proposed retirement date (or such shorter period as the Company may approve in writing). Employer may, in its sole discretion, accept the retirement effective on the date specified in the notice, accelerate the effective date, or require the Employee to continue to perform duties through the notice period to facilitate an orderly transition. The Employee’s retirement shall not be deemed a termination by the Employer for the purposes of this Agreement, and any severance or other benefits shall be payable only to the extent expressly provided in this Agreement or a separate written arrangement.

Upon the effective date of retirement, the Employee’s employment shall terminate, and the Employee will be entitled to (i) earned but unpaid base salary through the retirement date, (ii) any accrued but unused vacation to the extent provided under Company policy, (iii) a pro-rata portion of the amount earned under the short-term incentive plan for the year of retirement at target through the retirement date, and (iv) a pro-rata vesting of performance shares at target for the current performance year through the retirement date. All other unvested equity awards, including restricted stock units and performance shares, will be forfeited.

4.6    Resignation by Employee without Good Reason. Employee may resign their employment without cause or for Good Reason (as defined herein) and terminate this Agreement by giving Employer at least thirty (30) days’ prior written notice of the Termination Date. Employer may, at its option, pay Employee’s then-current Base Salary for the Notice Period and excuse them from any further duties during such period.

4.7    Resignation by Employee for Good Reason. Employee may terminate their employment with Employer on account of the existence of Good Reason after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances provided they: (a) provide notice of the occurrence of the event constituting Good Reason and Employee’s desire to terminate their employment with Employer on account of the same within ninety (90) following the initial existence of the condition constituting Good Reason; and (b) provide Employer a period of thirty (30) days following its receipt of Employee’s notice of the condition constituting Good Reason (the “Cure Period”) to substantially cure such condition. If Employer does not substantially cure the event constituting Good Reason within the Cure Period, Employee’s resignation shall be effective immediately following the expiration of the Cure Period, unless the Company provides for an earlier resignation date.

For the purposes of this agreement, Good Reasons means:

(i)       a change in Employee’s status, title, positions(s) or responsibilities as an employee of the Company which constitutes an adverse change from their status, title, position(s) and responsibilities in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the assignment to Employee of any duties or responsibilities which are inconsistent with such status, title or position(s), or any removal of Employee from or any failure to reappoint or reelect Employee to such position(s), except in connection with the termination of Employee’s employment for Cause, Disability or as a result of Employee’s death or by Employee other than for Good Reason;

(ii)      a reduction by the Company in Employee’s base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company and all management personnel of any Person in control of the Company;

(iii)     the failure by the Company to continue in effect any Plan (as hereinafter defined) in which Employee is participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or Plans providing Employee with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect Employee’s continued participation in any of such Plans on at least as favorable a basis to Employee as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce Employee’s benefits in the future under any of such Plans or deprive Employee of any material benefit enjoyed by Employee immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(iv)    the failure by the Company to provide and credit Employee with the number of paid vacation days to which Employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(v)     the Company’s requiring Employee to be based more than twenty-five (25) miles from where Employee’s office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Employee undertook on behalf of the Company prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;

(vi)    the failure of the Company to pay to Employee any portion of Employee’s compensation or compensation under any deferred compensation program of the Company;

(vii)   the failure by the Company to obtain from any successor the assumption or assent to this Agreement within thirty (30) days after a Change in Control

(viii)  any material breach of this Agreement by the Company; or

(ix)    any purported termination by the Company of Employee’s employment which is not effected pursuant to a notice of termination as outlined in this Section 4 above.

For the purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

5.            Payments upon Termination.

5.1    Accrued Salary and Vested Benefits. Regardless of the reason for termination, Employer will pay Employee all earned Base Salary under Section 2 through the Termination Date in a timely manner as required by law, and any unreimbursed business expenses under Section 3.3 no later than sixty (60) days after the Termination Date, and Employee will also be entitled to receive any vested benefits, consistent with any applicable plan or agreement (“Accrued Salary and Vested Benefits”). Accrued Salary and Vested Benefits shall expressly exclude, and Employee will have no rights to, any unvested benefits, unearned Base Salary, or any other compensation or payments after the Termination Date except as stated in this Section 5.

5.2    Severance Pay for Termination by Employer Without Cause. Employee shall be eligible for severance pay (“Severance”), contingent upon Employee’s timely execution and non-revocation of a supplemental release and waiver agreement in a form substantially similar to the form attached as Exhibit A (“Release”), if Employer terminates Employee’s employment without Cause pursuant to Section 4.3. Severance shall be in a gross amount equivalent to one (1) year of Employee’s then-current Base Salary plus payment of the short-term incentive bonus for the year of termination at an amount equal to target. In the event a Severance is provided under this Paragraph, Employee shall also be entitled to one (1) year of Employer paid COBRA benefits. All unvested restricted stock units and performance shares will be forfeited.

Employer shall pay the Severance as follows, provided that the following preconditions (“Preconditions”) have been met: (a) Employee has executed the Release following the Termination Date (but in no event later than the time period specified in the Release for its execution); and (b) such Release is in full force and effect, taking into account the revocation period applicable to the Release. Employer shall pay the Severance in a lump sum on the next payroll cycle after the expiration of the revocation period applicable to the Release. If Employer determines that any portion of the Severance is “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the payment period begins in one taxable year and ends in another, then any portion of Severance that constitutes nonqualified deferred compensation shall not commence until the beginning of the second taxable year. The Parties intend for the payment under this Section 5.2 to qualify for the exemption from Section 409A of the Code, for separation pay, to the extent applicable, pursuant to Treasury Regulations 1.409A-1(b)(9)(iii). For the avoidance of doubt, failure by Employee to timely execute the Release in accordance with this Section 5.2 shall result in forfeiture of the Severance.

5.3    Severance Pay for Termination by Employer following Shareholder Approval or Change in Control, or Resignation by Employee of Good Reason. Employee shall be eligible for Severance as follows:

(i)      The Company shall pay Employee their full base salary through the Termination Date within five (5) days at the rate in effect just prior to the time a Notice of Termination is given, plus any benefits or awards (including both cash and stock components) which pursuant to terms of any Plans have been earned or become payable, but which have not yet been paid to Employee (including amounts which previously had been deferred at Employee’s request);

(ii)     As Severance and in lieu of any further salary for periods subsequent to the Termination Date, within five (5) days of the later of the Termination Date or the Change in Control, the Company shall pay to Employee in a single payment an amount in cash equal to (i) the higher of (A) two (2) times Employee’s annual base salary at the rate in effect just prior to the time a Notice of Termination is given, or (B) two (2) times Employee’s annual base salary in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control plus (ii) two (2) times the average of the cash bonuses paid to Employee during the previous three (3) years;

(iii)    For a twenty-four (24) month period after the Termination Date (specifically including a Date of termination that occurs after Shareholder Approval and prior to a Change in Control), the Company shall arrange to provide Employee and their dependents with life, accident, medical and dental insurance benefits substantially similar to those which they were receiving immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by Employee pursuant to this paragraph to the extent that a similar benefit is actually received by Employee from a subsequent employer during such period, and any such benefit actually received by Employee shall be reported to the Company;

(iv)   Any and all outstanding equity compensation awards (whether options, restricted stock units or otherwise) under any Plan held by Employee shall immediately vest and become exercisable in full; provided, however, that if the award agreement for any such award provides different vesting terms on a Change in Control of the Company, the terms of the award agreement shall control and this paragraph shall not apply;

(v)    Within five (5) days of the Termination Date, the Company shall pay Employee for any vacation time earned but not taken as of the Termination Date, at an hourly rate equal to Employee’s base salary as in effect immediately prior to the time a Notice of Termination is given.

5.4    Notwithstanding any other provision in this Agreement or any other agreement or arrangement between the Company and Employee with respect to compensation or benefits (each an “Other Arrangement”), if any portion of the Specified Benefits (as defined below) would be subject to the excise tax payable by Employee imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or any successor provisions (the “IRC”), and if Employee would receive a greater after-tax benefit from the Capped Benefit (as defined below) than from the Specified Benefits, the Capped Benefit shall be paid to Employee in lieu of the Specified Benefits. The “Specified Benefits” are the amounts (including the monetary value of any non-cash benefits) otherwise payable pursuant to this Agreement and any Other Arrangement. The “Capped Benefit” equals the Specified Benefits, reduced by the minimum amount necessary to prevent any portion of the Specified Benefits from being a “parachute payment” as defined in IRC Section 280G(b)(2). For purposes of determining whether Employee would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account any excise tax that would be imposed under IRC Section 4999 and all federal, state and local taxes required to be paid by Employee in respect of the receipt of such payments. If Employee receives the Capped Benefit, Employee may determine the extent to which each of the Specified Benefits shall be reduced. The parties recognize that there is some uncertainty regarding the computations under IRC Section 280G which must be applied to determine the Capped Benefit. Accordingly, the parties agree that, after the severance benefit is paid, the amount of the Capped Benefit may be retroactively adjusted to the extent any subsequent Internal Revenue Service regulations, rulings, audits or other pronouncements establish that the original calculation of the Capped Benefit was incorrect. In that case, amounts shall be paid or reimbursed between the parties so that Employee will have received the severance benefit Employee would have received if the Capped Benefit had originally been calculated correctly. Moreover, in determining whether Employee will receive the Specified Benefits or the Capped Benefit, any potential tax consequences to the Company under IRC Section 280G or otherwise will not be taken into account.

5.5    Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Employee as the result of employment by another employer after the Termination Date, or otherwise. Employee’s entitlements under Section 5 are in addition to, and not in lieu of any rights, benefits or entitlements Employee may have under the terms or provisions of any Plan.

6.            Effect of Termination.

6.1    Continuing Obligations. Whatever the circumstances of the termination may be, Employee shall continue to be bound after termination by Section 7 of this Agreement.

6.2    Return of Employer Property. Within ten (10) business days of the termination of this Agreement or request by Employer, Employee shall deliver to Employer all property, documents and materials pertaining to Employer’s business, including all Confidential Information under Section 7.

7.            Nondisclosure.

7.1    Undertaking. Employee acknowledges that in the course of employment with Employer, Employee will have access to Employer’s Confidential Information. “Confidential Information” for the purposes of this Agreement shall mean all of Employer’s trade secrets and proprietary information of a business, financial, marketing, or technical nature including, without limitation, Employer’s present or future business strategies, pricing, finances, financial information, manuals, computer programs, data, marketing plans and tactics, technical information, investor, client, customer or supplier account lists, the processes and practices of Employer, technology, research, designs, developments, manufacturing, instruments, equipment, systems, processes, formulae, methods, techniques, data, analyses, know-how, improvements, products, costs, employee compensation, marketing plans and strategies, leases, negotiations, computer programs or systems, inventions, patent applications, and developments, regardless of whether the foregoing terms constitute or are protected as trade secrets, and trade secrets, confidential information, or other protectable property or rights, all information contained in electronic or computer files, and any other information that is designated by Employer or its affiliates as confidential or that Employee knows or should know is confidential. Confidential Information also includes information belonging to Employer or its affiliates, as well as information provided by third parties that Employer or its affiliates are obligated to keep confidential. Notwithstanding anything to the contrary contained herein, Employee may deliver or disclose Confidential Information to (i) Employee’s attorneys, financial advisors, accountants and other professional advisors who are bound by obligations of confidentiality, (ii) Employer and its employees, agents and representatives, (iii) any federal or state regulatory authority having jurisdiction over Employee to the extent required to effect compliance with any applicable law or in connection with any audit or other proceeding by such authority, or (iv) subject to not less than ten (10) calendar days’ advance written notice by Employee to Employer, any other person to which such delivery or disclosure is necessary (A) to effect compliance with applicable law, (B) in response to any subpoena or other legal process, or (C) in the enforcement of Employee’s rights and remedies against Employer or its affiliates. Employee acknowledges that all Confidential Information is and shall continue to be the exclusive property of Employer or its affiliates, whether or not prepared in whole or in part by Employee and whether or not disclosed to or entrusted to Employee in connection with employment by Employer. Employee agrees not to disclose Confidential Information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of Employer except as may be required by applicable law, regulation or legal process. Employee agrees to not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of Confidential Information, except as may be necessary to perform work done by Employee for Employer. Employee agrees to exercise reasonable care in safeguarding Confidential Information against loss, theft, or other inadvertent disclosure and agrees generally to take all steps reasonably necessary or requested by Employer to ensure maintenance of the confidentiality of the Confidential Information. Employee agrees, in addition to the specific covenants contained herein, to comply with all of the applicable written policies and procedures of Employer and its affiliates for the protection of Confidential Information. Furthermore, upon Employee’s termination of employment (or earlier if requested by the Employer) for any reason with Employer, Employee shall return within ten (10) business days to Employer all originals and copies of documents and other materials relating to Employer or containing or derived from Confidential Information that are in his possession or control, accompanied, if requested, by written certification from Employee and satisfactory to Employer to the effect that all such documents and materials have been returned.

7.2    Exclusions. Section 7.1 shall not apply to the following information that is (i) the product of Employee’s general knowledge, education, training and/or experience; (ii) generally known or used by persons with the general knowledge, education, training or experience comparable to that of Employee; (iii) now and hereafter voluntarily disseminated by Employer to the public or which otherwise becomes part of the public domain through lawful means; (iv) subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; and (v) independently obtained and/or developed by Employee and after termination of Employee’s employment (as conclusively shown by Employee’s written records). In any dispute between the Parties with respect to the exclusions in this Section, the burden of proof shall be on Employee. Nothing in this Agreement is intended to prohibit the disclosure of information regarding discriminatory or unfair employment practices, or disclosure to a governmental authority, including without limitation the U.S. Securities and Exchange Commission, regarding business or employment practices that Employee reasonably and in good faith believes to be in violation of a federal, state, or local law.

8.            Non-Solicitation. Employee agrees and covenants during the course of their employment and for twelve (12) months after their termination not to (a) directly or indirectly, solicit, or encourage any other Person to solicit, any individual who has been employed by the Company within one (1) year prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment or (b) solicit, divert, or take away, or attempt to divert or take away, the business or patronage of any of the referral sources, clients, customers, or accounts of the Employer for the purpose of selling or providing any products or services competitive with the Employer’s business. The prohibition in subsection (a) shall not prevent Employee from hiring or soliciting any employee or former employee of the Employer who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any employee.

9.            Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s material violation of Sections 7 and/or 8 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach by Employee of the obligations set forth in Section 7. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Section 8. For the purposes of any suit, action, or proceeding involving a right to injunctive relief, the Parties hereby submit to the jurisdiction of the federal and state courts in the state of Washington, and the Parties further agree that such courts shall have exclusive jurisdiction over any suit, action, or proceeding involving a right to injunctive relief.

10.          Governing Law; Agreement to Arbitrate. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the state of Washington, without giving effect to any choice of law or conflict of law rules or provisions. In the event it becomes necessary, unless otherwise prohibited by law or as otherwise provided in Section 9, any action to enforce this Agreement shall be settled by binding arbitration conducted by a single neutral arbitrator and shall be held pursuant to the American Arbitration Association’s Employment Arbitration Rules. Arbitration shall be held in the state of Washington or such other location as shall be mutually agreed upon by the Parties. The arbitrator may award injunctive relief or any other remedy that would have been available in court.  All statutes of limitations that would apply in court shall apply in the arbitration.  Questions about whether a dispute must be arbitrated shall be determined by the arbitrator.  In the event that it is necessary for either party or its authorized representative, successor, or assign to institute an action to enforce this Agreement, the prevailing party in such proceeding shall be entitled to reimbursement for its reasonable costs and attorneys’ fees incurred, except as otherwise expressly provided above.  The arbitration opinion and award shall be final and binding and be enforceable by any court having jurisdiction.

11.          Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement.

12.          Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, by registered or certified mail, to Employee at their last known address provided to Employer. Notice shall be deemed to have been given on the third day after deposit into the mail. Notices may also be hand-delivered, in which case, notice is effective upon delivery. Notices to Employer shall be made to the attention of the Senior Vice President of Human Resources at 201 NE Park Plaza Drive #100 Vancouver, WA 98684.

13.          Severability. In the event that a court of law determines that this Agreement contains provisions that are unenforceable in whole or in part, then such provisions shall be deemed to be amended to the minimum extent necessary for such court of law to determine that the provisions are enforceable. If, for any reason, a section or portion of this Agreement is held by a court to be invalid or unenforceable, Employee and Employer acknowledge and agree the holding shall not affect the validity or enforceability of any other provision, and that all remaining provisions of this Agreement shall remain binding and enforceable.

14.          Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

15.          409A Compliance. The Parties intend that payments or benefits payable under this Agreement shall comply with or satisfy an exemption from Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or satisfy one (1) or more applicable exemptions from Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any nonqualified deferred compensation (which is otherwise not exempt from Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

16.          Counterparts; Delivery. This Agreement may be executed in counterparts in different places, at different times and on different dates, and in that case, all executed counterparts taken together collectively constitute a single binding agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

17.          Indemnification; Directors’ and Officers’ Liability Insurance.

(a)         Employer shall, to the fullest extent permitted by applicable law, indemnify Employee if they becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of their status as an executive or director of Employer, against all expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Employee in connection with such action, suit or proceeding and any appeal therefrom (collectively, “Damages”), provided that Employee acted or omitted to act in good faith and such course of conduct did not constitute gross negligence, bad faith, or willful misconduct.

(b)         As a condition precedent to the Employee’s right to be indemnified, Employee must notify Employer in writing as soon as practicable of any action, suit, proceeding or investigation involving them for which indemnity hereunder will or could be sought; provided that the failure of Employee to give notice as provided herein shall not relieve Employer of its obligations hereunder, except to the extent that Employer is prejudiced by such failure to give notice.  With respect to any action, suit, proceeding or investigation of which Employer is so notified, Employer will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Employee.

(c)         In the event that Employer does not assume the defense of any action, suit, proceeding or investigation of which Employer receives notice, Employer shall pay in advance of the final disposition of such matter any expenses (including, without limitation, attorneys’ fees) incurred by Employee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that Employee shall be entitled to participate in any such defense with separate counsel at the expense of Employer if, in the reasonable opinion of counsel of Employee, Employer and Employee have conflicting interests with respect to such civil or criminal action, suit, proceeding or investigation or any appeal therefrom, based on one or more material legal defenses available to Employee that are inconsistent with those available to Employer (other than differing interests associated with Employer’s obligation to indemnify); provided, further, that the payment of such expenses incurred by Employee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Employee to repay all amounts so advanced in the event that it shall ultimately be determined that Employee is not entitled to be indemnified by Employer as authorized by this Section 17, which undertaking shall be accepted without reference to the financial ability of Employee to make such repayment; and further provided that no such advancement of expenses shall be made if it is determined that (i) Employee did not act (A) in good faith, or (B) in the good faith reliance on the provisions of the applicable provisions of this Agreement, or (ii) with respect to any criminal action or proceeding, Employee had reasonable cause to believe his conduct was unlawful.

(d)         Employer shall not indemnify Employee in connection with a proceeding (or part thereof) initiated by Employee seeking indemnification unless (i) the initiation thereof was approved by the Board or (ii) such proceeding was initiated to enforce the indemnification obligations of Employer owed to Employee.  In addition, Employer shall not indemnify Employee to the extent Employee is reimbursed from the proceeds of insurance, and in the event Employer makes any indemnification payments to Employee and Employee is subsequently reimbursed from the proceeds of insurance, Employee shall promptly refund such indemnification payments to Employer to the extent of such insurance reimbursement.

(e)          All determinations hereunder as to the entitlement of Employee to indemnification or advancement of expenses shall be made in each instance by (i) a majority vote of the members of the Board of Directors (the “Board”) (other than Employee, if they are serving as a member of the Board) consisting of individuals who are not at that time parties to the action, suit or proceeding in question (the “Disinterested Board Members”), whether or not a quorum, (ii) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to Employer), or (iii) a court of competent jurisdiction.

(f)          The indemnification rights provided in this Section 17: (i) shall not be deemed exclusive of any other rights to which Employee may be entitled under any law, agreement or vote of Disinterested Board Members or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of Employee.

(g)          During the Term of Employee’s employment with Employer and while potential liability exists, Employer or any successor to Employer shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Employee on terms that are no less favorable than the coverage provided to other directors and officers of Employer (but in no event less than a reasonable amount of coverage).

(h)          Notwithstanding anything to the contrary in this Section 17, Employee as an executive officer and member of the Board shall be entitled to any additional more favorable rights to indemnification from Employer that are granted by Employer to any other executive officer of Employer or member of the Board for serving in such capacity.

(i)          The provisions of this Section 17 shall survive the termination of this Agreement and Employee’s employment with Employer.

18.         Entire Agreement. This instrument contains the entire agreement of the Parties with respect to the employment by Employer of Employee and supersedes all prior agreements and understandings regarding that employment. This Agreement may be changed only by an agreement in writing signed by both Parties. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have duly signed and delivered this Agreement as of the date indicated below.

NWPX INFRASTRUCTURE, INC

	/s/ Scott Montross	Date:	March 12, 2026
By:	Scott Montross
Title:	President and CEO

Michael Wray

	/s/ Michael Wray	Date:	March 12, 2026

EXHIBIT A

SUPPLEMENTAL RELEASE AND WAIVER

Pursuant to the terms of the Executive Employment Agreement between NWPX Infrastructure, Inc. (“the Company”) and [NAME], effective [DATE], the parties agree as follows:

1.

Final Pay.  Your final pay under the Executive Employment Agreement will be paid in a lump sum in accordance with the Company’s regularly scheduled payroll cycle following the Effective Date of this Supplemental Release and Waiver, but no earlier than the revocation period outlined in section 3 below.

2.

Supplemental Release and Waiver.  In consideration for these separation benefits and those provided in the Executive Employment Agreement, and to the fullest extent permitted under applicable law, you release the Company, including, without limitation, all of the Company’s related corporations, affiliates, parents, subsidiaries, joint ventures, and current and former directors, officers, employees, agents, attorneys, insurers, shareholders, representatives and assigns (the “Released Parties”), from any claims you might have, whether known or unknown to you at this time, in connection with your employment or your separation from employment. This release includes any claims you might have under applicable state, federal, or local law dealing with employment, contract, wage and hour, tort, or civil rights matters including, but not limited to, applicable state civil rights or wage payment laws, the Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Labor Standards Act, sections 503 and 504 of the Vocational Rehabilitation Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, and Washington employment statutes, all as amended, and any regulations under such laws.

This release does not affect any rights you might have for benefits under any applicable medical insurance, disability, workers’ compensation, unemployment compensation, or retirement programs. This release also does not prevent you from filing a claim with the Equal Employment Opportunity Commission or the applicable state labor agency, but you agree not to accept any monetary damages or other compensation for any claim.

3.

Older Workers Benefit Protection Act.  Pursuant to the Older Workers Benefit Protection Act, you acknowledge that: (a) the Company encourages you to consult with an attorney prior to executing this Supplemental Release and Waiver; (b) you have read the release and understand the effect of your release and that you are releasing legal rights; (c) you are aware of certain rights to which you may be entitled under certain statutes and laws identified in the release; (d) you have had at least twenty-one (21) days to consider this Supplemental Release and Waiver, which ran concurrent with your continued employment pursuant to your Executive Employment Agreement; (e) you do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed; and (f) as consideration for executing this Supplemental Release and Waiver, you have received additional benefits and compensation of value to which you would not otherwise be entitled. You may revoke your acceptance of this Supplemental Release and Waiver within seven days of your acceptance by sending a written statement to that effect addressed to the attention of Megan Kendrick, SVP of Human Resources. Unless you revoke it within those seven days, this Supplemental Release and Waiver will be effective on the eighth day after you have signed it (“Effective Date”).

Accepted ____________, 20__

__________________________

[Employee’s name]

Accepted _____________, 20__

__________________________

[Executive’s signature]

_________________________ [Printed name of Executive]

_________________________[Title]

NWPX Infrastructure, Inc.